EXHIBIT 99.1

INTERNATIONAL PAPER PLAZA 400 ATLANTIC STREET STAMFORD, CT 06921

News Release

Media Contacts:	Amy Sawyer, 203-541-8308
Claudia Brand, +32 (0)2 774-1228

Investor Contacts:	Darial Sneed, 203-541-8541
Brian Turcotte, 203-541-8632

International Paper completes acquisition of a majority share of CMCP,

a leading Moroccan corrugated packaging company

Stamford, CT/USA and Brussels, Belgium – Oct. 4, 2005 – International Paper has completed the acquisition of a majority share of Compagnie Marocaine des Cartons et des Papiers (CMCP), a leading Moroccan corrugated packaging company. On Sept. 16, the company announced it had signed an agreement to acquire approximately 65 percent of CMCP, for approximately $80 million cash plus assumed debt of approximately $40 million.

The acquisition of the CMCP shares supports International Paper’s strategy to grow its corrugated box business globally, and will further strengthen the company’s position in the fruit and vegetable segment. International Paper and CMCP remain dedicated to providing top quality products, excellent services and superior value-added solutions to their customers.

International Paper will immediately begin the process of integrating CMCP’s four box plants and one recycled containerboard mill into its European Container Division, which comprises 25 box plants and two corrugated containerboard mills in France, Ireland, Italy, Spain, the United Kingdom, and through a joint venture in Turkey.

Headquartered in the United States, International Paper (http://www.internationalpaper.com) is the world’s largest paper and forest products company. Businesses include paper, packaging, and forest products. As one of the largest private forest landowners in the world, the company manages its forests under the principles of the Sustainable Forestry Initiative(R) (SFI) program, a system that ensures the continual planting, growing and harvesting of trees while protecting wildlife, plants, soil, air and water quality.

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This press release contains forward-looking statements. These statements reflect management’s current views and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in these statements. Factors which could cause actual results to differ relate to (i) market and economic factors, including competition, demand and pricing for the Company’s products, the level of housing starts, changes in the cost or availability of raw materials and energy, changes in international economic conditions, specifically in Brazil, Russia, Poland and China, changes in currency exchange rates, changes in credit ratings issued by nationally recognized statistical rating organizations, and pension and healthcare costs, (ii) the Company’s transformation plan, including the ability to accomplish the transformation plan, the impact of the plan on the Company’s relationship with its employees, customers and vendors and the ability to realize anticipated profit improvement from the plan, and (iii) results of legal proceedings and compliance costs, including unanticipated expenditures related to the cost of compliance with environmental and other governmental regulations and the uncertainty of the costs and other effects of pending litigation. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. These and other factors that could cause or contribute to actual results differing materially from such forward looking statements are discussed in greater detail in the company’s Securities and Exchange Commission filings.

The following related press releases are available at www.internationalpaper.com by clicking on the “Media” tab:

•	Sept. 16, 2005 – International Paper signs agreement to acquire a majority share of CMCP, a leading Moroccan corrugated packaging company